Exhibit 10.6

FIRST AMENDMENT TO WEANLING PIG SALES AGREEMENT

This First Amendment Weanling Pig Sales Agreement (this “Amendment”), dated April 1, 2013, is made by and between Midwest Finishing, LLC, a Delaware limited liability company (“MIDWEST”) and Champ, LLC, a Colorado limited liability company (“CHAMP”).

RECITALS

WHEREAS, the parties executed a Weanling Pig Sales Agreement effective January 1, 2010 (the “Agreement”);

WHEREAS, the Parties desire amend the Agreement as provided herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments to Agreement. The Agreement is amended as follows:

(a) The definition of “Hog Procurement Agreement” in the second recital is hereby amended to refer to the Hog Procurement Agreement dated the same date as this Amendment between Hormel Foods Corporation and MIDWEST.

(b) Section 2 is hereby deleted in its entirety and the following is inserted in lieu thereof:

2. Term. The term of this Agreement commences on the Effective Date and expires on June 30, 2013, unless terminated earlier in accordance with this Agreement.

(c) Section 3 and the attached Finished Production Matrix Costs are hereby deleted in their entirety and the following is inserted in lieu thereof:

3. Price. The price of pigs sold by CHAMP to MIDWEST during this Agreement will be $ * per head, based on the count at the receiving barn, less any quality adjustments as described in Section 7. CHAMP will invoice MIDWEST the amount due for pigs upon delivery of the weanling pigs. MIDWEST will pay CHAMP the invoiced amount within five (5) days from the date of delivery.

* Material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(d) Section 4 is hereby deleted in its entirety and the following is inserted in lieu thereof:

Intentionally Omitted.

(e) Section 7(a) is amended by inserting the following at the end of such Section:

MIDWEST (i) acknowledges that the weanling pigs sold by CHAMP may be infected with Porcine Reproductive and Respiratory Syndrome (“PRRS”), (ii) agrees not to reject any weanling pigs on account of being infected with PRRS or exhibiting the symptoms thereof, (iii) agrees not to allege that it is damaged in any way relating to the fact that any weanling pig is infected with PRRS and hereby releases CHAMP from any liability associated with any weanling pigs being infected with PRRS.

(f) Section 7(b) is amended by inserting the following at the end of such Section:

MIDWEST must (x) provide CHAMP immediate notice of any rejected pigs, (y) preserve rejected pigs for 24 hours and (z) provide CHAMP the opportunity to inspect such pigs during the period of preservation. If CHAMP determines, in its reasonable judgment, that any weanling pig was wrongfully rejected by MIDWEST, MIDWEST will be liable to CHAMP for damages.

(g) Section 8 is hereby deleted in its entirety and the following is inserted in lieu thereof:

8. DEFAULT; TERMINATION.

(a) For purposes of this Agreement, “Default” means:

(1)	Either party breaches this Agreement and such breach remains uncured sixty (60) days after receipt from the non-defaulting party of a written notice specifying the breach;

(2)	Either party manifests an intention not to perform any material obligation under this Agreement (for example, delivering hogs or accepting hogs) or manifests an intention not to cure a material breach of this Agreement;

(3)	MIDWEST or its parents, subsidiaries or affiliates is in default under any other agreement with CHAMP or its parents, subsidiaries or affiliates; or CHAMP or its parents, subsidiaries or affiliates is in default under any other agreement with MIDWEST or its parents, subsidiaries or affiliates;

(4)	(i) MIDWEST’s pigs become endangered, as determined by CHAMP in its reasonable judgment, (ii) MIDWEST violates any local, state, or federal laws, regulations, permits or orders pertaining to environmental safety, or (iii) MIDWEST violates any local, state, or federal laws, regulations, permits, or orders pertaining to food safety;

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(5)	Either party becomes insolvent, suspends or discontinues business operations, makes an assignment for the benefit of creditors, commences voluntary or has commenced against them involuntary bankruptcy proceedings, or voluntarily appoints or involuntarily has appointed a receiver or trustee of all or any part of their property.

(b) If the other party is in Default pursuant to Section 8(a)(1), 8(a)(2) or 8(a)(3) the non-defaulting party may terminate this Agreement by written notice to the defaulting party. Upon delivery of such a written notice of termination this Agreement will immediately terminate. This Agreement shall automatically terminate, without further action, if a Default occurs pursuant to Section 8(a)(4) or 8(a)(5).

(h) The last sentence of Section 9 is hereby deleted.

(i) Section 17 is hereby deleted in its entirety and the following is inserted in lieu thereof:

17. Notices. All notices provided for hereunder shall be immediately sent via electronic mail to the addresses listed below and shall simultaneously be sent via overnight mail to the addresses below. Notice is provided when it is received.

CHAMP:	CHAMP, LLC
c/o Hormel Foods Corporation
1 Hormel Place
Austin, MN 55912-3680
Attention: Cory Bollum
Email: cdbollum@hormel.com

with copy to:	Faegre Baker Daniels LLP
801 Grand Avenue, 33rd Floor
Des Moines, Iowa 50309
Attention: Jacob Bylund
Email: jacob.bylund@faegrebd.com

MIDWEST:	MIDWEST FINISHING, LLC
510 S. 170th Street, Suite 104
Ames, IA 50010
Attention: Steve Price
Email: steve.price@agfeedinc.com

With copy to:	Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Richard H. Casper
Email: rcasper@foley.com

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(j) Section 18 is hereby deleted in its entirety and the following is inserted in lieu thereof:

18. Amendment. This Agreement may be amended or supplemented only in a writing signed by the parties, and not by any course of dealing or prior performance.

(k) Section 19 is hereby amended by deleted “State of Iowa” and inserting “State of Minnesota” in lieu thereof.

(l) All references to arbitration being the sole remedy of party or limiting any dispute resolution to arbitration are hereby deleted. Section 21 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

Intentionally omitted.

2. Remainder of Agreement Unchanged. Except as amended hereby, all of the terms of the Agreement are unaffected by this Amendment and remain in full force and effect. All terms not defined herein shall have the meanings set forth in the Agreement.

3. Binding Effect on Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

4. Modifications in Writing. No amendment, modification, supplement, termination or waiver of or to any provision of this Amendment, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the party to be charged with the enforcement thereof.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or be electronic mail shall be effective as delivery of manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives.

MIDWEST FINISHING, LLC		CHAMP, LLC

By:	/s/ Jeff Nuytten	By:	/s/ Gerry Daignault

Print Name:	Jeff Nuytten	Print Name:	Gerry Daignault

Title:	Vice Pres. Operations, Refrig. Foods	Title:	President

Date:	4/18/13	Date:	4/18/13

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